Exhibit 99.2

Erie Indemnity Company
Statements of Operations
(dollars in thousands, except per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2023	2022	2023	2022
	(Unaudited)
Operating revenue
Management fee revenue - policy issuance and renewal services	$601,595	$503,633	$2,442,073	$2,087,846
Management fee revenue - administrative services	16,693	14,877	63,669	58,323
Administrative services reimbursement revenue	192,728	175,613	737,139	668,268
Service agreement revenue	6,651	6,512	26,059	25,687
Total operating revenue	817,667	700,635	3,268,940	2,840,124

Operating expenses
Cost of operations - policy issuance and renewal services	497,855	443,592	2,011,545	1,795,642
Cost of operations - administrative services	192,728	175,613	737,139	668,268
Total operating expenses	690,583	619,205	2,748,684	2,463,910
Operating income	127,084	81,430	520,256	376,214

Investment income
Net investment income	14,212	3,979	44,572	28,585
Net realized and unrealized investment gains (losses)	3,408	(3,453)	(5,838)	(27,286)
Net impairment losses recognized in earnings	(7,849)	(238)	(9,766)	(667)
Total investment income	9,771	288	28,968	632

Interest expense	—	—	—	2,009
Other income	3,069	243	12,712	1,615
Income before income taxes	139,924	81,961	561,936	376,452
Income tax expense	28,996	16,471	115,875	77,883
Net income	$110,928	$65,490	$446,061	$298,569

Earnings Per Share
Net income per share
Class A common stock – basic	$2.38	$1.41	$9.58	$6.41
Class A common stock – diluted	$2.12	$1.25	$8.53	$5.71
Class B common stock – basic and diluted	$357	$211	$1,437	$962

Weighted average shares outstanding – Basic
Class A common stock	46,189,041	46,189,028	46,188,981	46,188,916
Class B common stock	2,542	2,542	2,542	2,542

Weighted average shares outstanding – Diluted
Class A common stock	52,301,676	52,298,903	52,299,411	52,297,990
Class B common stock	2,542	2,542	2,542	2,542

Dividends declared per share
Class A common stock	$1.275	$1.190	$4.845	$4.520
Class B common stock	$191.25	$178.50	$726.75	$678.00

Erie Indemnity Company
Statements of Financial Position
(in thousands)

	December 31, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents (includes restricted cash of $12,542 and $11,932, respectively)	$144,055	$142,090
Available-for-sale securities	82,017	24,267
Receivables from Erie Insurance Exchange and affiliates, net	625,338	524,937
Prepaid expenses and other current assets	69,321	79,201
Accrued investment income	9,458	8,301
Total current assets	930,189	778,796

Available-for-sale securities, net	879,224	870,394
Equity securities	84,253	72,560
Fixed assets, net	442,610	413,874
Agent loans, net	58,434	60,537
Defined benefit pension plan	34,320	0
Other assets, net	42,934	43,295
Total assets	$2,471,964	$2,239,456

Liabilities and shareholders' equity
Current liabilities:
Commissions payable	$353,709	$300,028
Agent incentive compensation	68,077	95,166
Accounts payable and accrued liabilities	175,622	165,915
Dividends payable	59,377	55,419
Contract liability	41,210	36,547
Deferred executive compensation	10,982	12,036
Total current liabilities	708,977	665,111

Defined benefit pension plans	26,260	51,224
Contract liability	19,910	17,895
Deferred executive compensation	20,936	13,724
Deferred income taxes, net	11,481	14,075
Other long-term liabilities	21,565	29,019
Total liabilities	809,129	791,048

Shareholders' equity	1,662,835	1,448,408
Total liabilities and shareholders' equity	$2,471,964	$2,239,456

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